Exhibit 99.1

CONTACT:

Brian Luque

(617) 863-5535

Investor Relations

bluque@invivotherapeutics.com

InVivo Therapeutics Announces Uplisting to Nasdaq

CAMBRIDGE, Mass. (April 16, 2015) — InVivo Therapeutics Holdings Corp. (NVIV) today announced that its common stock has been approved to begin trading on The Nasdaq Capital Market. The company’s common stock will begin trading under the symbol “NVIV” at the opening of trading on Friday, April 17, 2015.

“We are pleased to reach this important corporate milestone. InVivo has made significant progress spanning all areas of the organization over the last year and uplisting to Nasdaq will allow us to communicate this progress with a broader audience. We are now better positioned to enhance stock liquidity and attract institutional investors, which will fundamentally enhance the value of our company,” said Mark Perrin, InVivo’s Chief Executive Officer and Chairman of the Board.

The company’s management will also be ringing The Nasdaq Stock Market Opening Bell, which can be viewed live on Friday, April 17 at approximately 9:15 AM ET: https://new.livestream.com/nasdaq/live.

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a research and clinical-stage biomaterials and biotechnology company with a focus on treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, ScD, Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, MD, who then was at Boston Children’s Hospital and who now is affiliated with Massachusetts General Hospital. In 2011 the company earned the David S. Apple Award from the American Spinal Injury Association for its outstanding contribution to spinal cord injury medicine. The publicly-traded company is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws.  These statements can be identified by words such as “believe,” “anticipate,” “intend,” “estimate,”  “will,” “may,” “should,” “expect” and similar expressions, and include statements regarding the anticipated benefits to be derived from listing on a national securities exchange. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the volatility of the trading price of the company’s common stock; the company’s ability to successfully open additional clinical sites for enrollment and to enroll additional patients; the timing of the Institutional Review Board process; the company’s ability to obtain FDA approval to commercialize its products; the company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the company’s products and technology in connection with the treatment of spinal cord injuries; the availability of substantial additional funding for the company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and other risks associated with the company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies identified and described in more detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, and its other filings with the SEC, including the company’s Form 10-Qs and current reports on Form 8-K. The company does not undertake to update these forward-looking statements.

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